OPTION AGREEMENT

This Option Agreement (this “Agreement”), dated March 27, 2014 (the “Effective Date”), by and among Protea Biosciences Group, Inc., a Delaware corporation, with offices at 955 Hartman Run Road, Morgantown, West Virginia (the “Parent”), Protea Biosciences, Inc., a Delaware corporation (“Protea Sub”) with offices at 955 Hartman Run Road, Morgantown, West Virginia, ProteaBio Europe SAS, a corporation organized under the laws of France, with offices at 290 chemin de Saint Dionisy- Jardin des Entreprises, 30980 Langlade, France (the “Subsidiary”), on the one hand, and BioPharma d’Azur, Inc., a Delaware corporation, with offices at 1410 Broadway, 23rd Fl., New York, NY 10018 (the “Buyer” or “BioPharma”), on the other hand. The Parent, the Protea Sub and the Subsidiary are sometimes each referred to herein as a “Seller” and collectively as the “Sellers”. The Parent, the Protea Sub, the Subsidiary and the Buyer are referred to collectively herein as the “Parties” and individually as a “Party.”

WHEREAS, the Parent owns 100% of the outstanding capital stock of Protea Sub which owns 100% of the outstanding capital stock of the Subsidiary;

WHEREAS, the Sellers and the Buyer have entered into a Memorandum of Understanding, dated March 19, 2014 (the “MOU”), relating to the potential acquisition (the “Acquisition”) by the Buyer of substantially all of the assets of the Subsidiary (the “Assets”) pursuant to a definitive Asset Purchase Agreement (the “APA”) to be negotiated and entered into among the Parties substantially as described herein; and

NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows.

1. Exclusive Option Period to Acquire the Assets. Subject to the terms and conditions contained herein, in consideration for Buyer’s non-refundable payment of U.S. $300,000 (the “Option Fee”) to the Parent, for a period beginning as of the date of this Agreement through and including the ninetieth day following the Effective Date (the “Option Period”), the Buyer shall have the exclusive option to acquire the Assets (“Option”), which shall consist of all of the product rights, intellectual property, know how, materials, data, facilities and personnel relating to the pharmaceutical research and development projects and activities conducted by or through the Subsidiary which shall be specifically set forth on a schedule to the APA and will include an assignment of the Seller’s rights, title and interest in and to the Amended and Restated Joint Research Agreement, by and among Protea Sub, the Subsidiary and Laboratoires Mayoly Spindler SAS, dated March 22, 2010, as amended (the “Mayoly Agreement”), in exchange for shares of preferred stock of the Buyer (the “Preferred Stock”) with such rights as described in Section 7(b) of this Agreement.

2. Exercise of the Option. The exercise of the Option and the consummation of the transactions pursuant to the definitive APA is conditioned upon the Buyer raising gross proceeds from an equity financing of not less than U.S. $300,000 (the “First Funding Amount”), excluding the Option Fee (the “Condition Precedent”). So long as the Condition Precedent has been satisfied, the Buyer may notify the Seller of its intent to exercise the Option in accordance with Section 8(b) of this Agreement at any time prior to the earlier of (i) the termination of this Agreement in accordance with Section 8(a) herein and (ii) the expiration of the Option Period. Upon the consummation of the transactions pursuant to the definitive APA, the Buyer shall deliver to the Parent payment equal to the First Funding Amount.

3. Expiration of the Option Period. In the event the Option Agreement is terminated as provided in Section 8(a) herein or the Option Period expires as a result of Buyer’s failure to exercise the Option, the Parent shall promptly issue to the Buyer, or its designees, such number of shares of the Parent’s common stock (the “Parent Shares”) that is equal to the Option Fee divided by the greater of (i) $0.55 and (ii) the twenty (20) day volume weighted average price of the Parent’s shares of common stock as reported by Bloomberg L.P., if applicable (the “Conversion Price”). The Conversion Price shall be subject to appropriate and proportionate adjustment for adjustment for stock dividends payable in shares of, forward or reverse stock splits and other subdivisions and combinations of, and recapitalizations and like occurrences with respect to the common stock. The Shares will be issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will bear a customary restrictive legend to that effect.

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4. Change to Transaction Structure. The Buyer and Seller may, upon their mutual consent and at any time, amend the provisions of Section 1 hereof for the purpose of changing the type of securities or structure of the transaction contemplated by this Agreement; provided, however, that any change to the terms of the transaction shall result in the Buyer acquiring the Assets as contemplated herein.

5. Representations and Warranties of Buyer. Buyer makes the following representations and warranties to Seller effective as of the date hereof (unless otherwise specifically provided herein), where applicable:

(a) Capitalization of the Buyer. The authorized capital stock of the Buyer consists of 9,000,000 shares of common stock, par value $0.0001 per share, of which there are 3,425,237 shares of common stock issued and outstanding. All of the issued and outstanding common stock of the Buyer has been duly authorized, validly issued, fully paid and non-assessable.

(b) Due Incorporation; Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, as applicable and no certificate of dissolution has been filed under the laws of its jurisdiction of organization. Buyer has the corporate power to own its properties and to carry on its business as now being conducted. Buyer is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

(c) Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of the Buyer or (ii) to the knowledge of the Buyer, any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of this clause (ii) could not have had and could not reasonably be expected to have a material adverse effect on the Buyer.

(d) Broker’s and Finders’ Fees. Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

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(e) Investment Knowledge. The Buyer has such knowledge and experience in business, financial and tax matters including, in particular, investing in private placements of securities in companies similar to the Parent, so as to enable the Buyer to evaluate the merits and risks of an investment in the Parent and to make an informed investment decision with respect thereto; and (ii) to reasonably be assumed to have the capacity to protect the Buyer’s own interests in connection with the transaction contemplated by this Agreement.

(f) Restricted Shares. The Buyer understands and acknowledges that: (i) the Parent Shares have not been, and when and if issued, will not be, registered with the Securities and Exchange Commission (the “Commission”) under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon one or more exemptions afforded by the Securities Act and/or rules promulgated by the Commission pursuant thereto which may be selected by Parent in its sole discretion including, without limitation (collectively and severally, the “Federal Exemptions”): (1) Section 4(2) of the Securities Act for private offerings; and (2) Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act for private offerings; and (ii) the Parent Shares have not been, and when and if issued, will not be, registered or qualified with any applicable state or territorial securities regulatory agency in reliance upon one or more exemptions afforded from registration or qualification afforded under the securities laws of such state or territory (the “Blue Sky Laws”) which exemptions may be selected by Parent in its sole discretion (collectively and severally, the “Blue Sky Exemptions”).

(g) Access to Information. During the course of the transaction contemplated by this Agreement, the Buyer has had the opportunity, to the extent it determined to be necessary or relevant in order to evaluate the merits of an investment in the Parent Shares: (i) to be provided with financial and other written information about the Seller to the extent the Seller has such information in its possession or could acquire it without unreasonable effort or expense; (ii) to meet with representatives of the Buyer and to ask questions and receive answers concerning the terms and conditions of this Agreement, the Parent Shares, and the business of the Seller and its finances; (iii) to review all documents, books and records of the Seller, including the public filings of the Parent; and (iv) to the extent the Buyer availed itself of this opportunity, received satisfactory information and answers.

(h) General Solicitation. The Buyer did not become aware of this offering, through or as the result of any public or promotional seminar or meeting to which the Buyer was invited by, or any solicitation of a subscription by, a person not previously known to the Buyer.

6. Representations and Warranties of Sellers. The Sellers, severally, make the following representations and warranties to Buyer effective as of the date hereof (unless otherwise specifically provided herein), where applicable:

(a) Capitalization of the Seller. The authorized capital stock of the Parent consists of 200,000,000 shares of common stock, and 10,000,000 shares of "blank check" preferred stock, par value $0.0001 per share, of which there are 65,467,735 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. All of the issued and outstanding common stock of the Parent has been duly authorized, validly issued, fully paid and non-assessable. The Parent owns 100% of the issued and outstanding capital stock of the Protea Sub and the Protea Sub owns 100% of the issued and outstanding capital stock of the Subsidiary.

(b) Due Incorporation; Power. The Sellers are each corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, as applicable and no certificate of dissolution has been filed under the laws of its jurisdiction of organization. Seller has the corporate power to own its properties and to carry on its business as now being conducted. Seller is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws, or applicable governing documents.

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(c) Authority. The Sellers have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Sellers. This Agreement has been duly executed and delivered by the Sellers and constitutes the valid and binding obligations of Sellers enforceable against the Sellers in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws or other governing documents of the Sellers or (ii) to the knowledge of the Seller, any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Seller, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of this clause (ii) could not have had and could not reasonably be expected to have a material adverse effect on the Seller.

(d) Mayoly Agreement. The Sellers represent that as of the date of this Agreement the Mayoly Agreement is in full force and effect and that the Seller is not in breach or violation of the terms of such agreement, other than those which have been waived.

7. Covenants and Additional Agreements. The Seller and Buyer hereby each agree and covenant as follows:

(a) Exclusive Dealing. From the date of this Agreement until the earlier of the date of (i) the termination of this Agreement as provided in Section 8(a) herein or (iii) the expiration of the Option Period, neither the Seller, nor any of its officers, employees, directors, managers, stockholders, other securities holders, advisors, representatives or affiliates shall directly or indirectly solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity relating to any transaction involving the sale or transfer of the Assets, including in connection with a merger or other business combination, except in the ordinary course of business.

(b) Rights of the Preferred Shares.

(i) The Preferred Shares will automatically convert at a ratio (the “Conversion Ratio”) that shall result in the Parent owning no less than thirty-three percent (33%) of the issued and outstanding shares of common stock of the Buyer on a fully diluted basis (assuming conversion of the Preferred Shares and subject to any adjustment as provided below) (the “Conversion Shares”) upon the consummation of a transaction that results in BioPharma becoming either a public reporting company that files (voluntarily or otherwise) reports with the Securities and Exchange Commission pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (whether by means of an initial public offering, reverse merger, self-registration or otherwise) or a public trading company that is quoted or listed on any U.S. securities exchange or quotation service (“Public Event”); provided, that prior to the Public Event the Buyer shall have raised in an equity or equity-linked financing (“Subsequent Financing”) no less than an aggregate of $6,000,000 (“Subsequent Financing Amount”) at a pre-money valuation greater than $12,000,000. For a period beginning upon the closing of the Acquisition until the closing of the Subsequent Financing, in the event that BioPharma issues or sells any shares of common stock, or other securities of BioPharma that are convertible, exercisable or otherwise exchangeable for shares of BioPharma common stock at a price per share that is determined by a pre-money valuation of less than $12,000,000, the Conversion Ratio of the Preferred Shares shall be adjusted on a full ratchet basis.

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(ii) The Conversion Shares issuable to the Seller shall contain customary piggy-back registration rights upon a Public Event, subject to standard underwriter and cutbacks as shall be required by the Commission.

(iii) For so long as the Parent owns at least twenty percent (20%) of the outstanding shares of common stock of the Buyer (assuming conversion of the Preferred Shares), the Parent will have a right to designate one member of the Buyer’s board of directors.

(c) In the event the Buyer has not provided evidence to the Seller that it has raised gross proceeds from an equity or equity-linked financing of at least $2,000,000 (the “Funding Threshold Amount”) on or before the six month anniversary of the closing of the Acquisition, the Assets, together with any funds the Buyer has raised in such equity or equity-linked financing and any subsequent financing, will revert to the Seller in accordance with the terms of the APA and the Preferred Shares will be forfeited by the Parent to the Buyer (the “Forfeiture Date”). In such event, the Parent will issue to the Buyer shares of its common stock at the Conversion Price for the total dollar amount raised by the Buyer through the Forfeiture Date, including the Option Fee and the First Funding Amount. Upon satisfaction of the Funding Threshold Amount, all rights of the Seller to the Assets will terminate.

(d) Prior to conversion or forfeiture, the Preferred Shares will vote together with the Buyer’s common stock on all matters to be voted on by shareholders and will represent thirty-three percent (33%) of the outstanding voting stock of BioPharma, subject to adjustment pursuant to Section 7(b) hereof. The Preferred Shares will have no other preferences over the common stock.

(e) Upon the sale or transfer of the Assets by the Buyer, at any time following the consummation of the Acquisition, whether in connection with a sale of assets, merger, or other business combination, the Parent will be entitled to ten percent (10%) of the net proceeds received by the Buyer in connection with such sale.

(f) On or prior to the closing of the Acquisition in accordance with the APA, BioPharma shall have entered into an employment agreement with a person mutually agreed to by the Parties to serve as the Buyer’s Chief Executive Officer.

(g) The Buyer will adopt a stock incentive plan covering 10% of its outstanding equity and will provide for option grants to members of management in amounts to be mutually agreed upon by the Parties.

(h) The Buyer agrees to use its best commercial efforts to raise $3,000,000 of gross proceeds in excess of the Funding Threshold Amount on or prior to the first anniversary of the exercise of the Option. The Parent will use commercially reasonable efforts to assist in such capital raising efforts if requested by the Buyer.

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(i) The Parent agrees to provide accounting and administrative support as reasonably requested by the Buyer until the earlier of the (A) the one year anniversary of the closing of the Acquisition pursuant to the APA or (B) the Forfeiture Date.

(j) Upon the closing of the Acquisition, the Parties shall have received all board and shareholder approvals and other consents necessary to consummate the Acquisition, including the assignment of the Mayoly Agreement.

(k) Upon the closing of the Acquisition, the Parent will be entitled to the following royalty and milestone payments from the Buyer:

(i) $2,000,000 payable upon receipt of the first FDA approval;
(ii) 2.5% of annual net sales up to $100,000,000; and
(iii) 1.5% of annual net sales in excess of $100,000,000.

(l) Confidentiality. Each Party hereby agrees to maintain the confidentiality of all Confidential Information (defined below) provided to it by the other Party and to return any materials and other information containing Confidential Information of the other Party in the event that the Option is not exercised or the Acquisition is not consummated. For the purposes hereof, “Confidential Information” shall mean any and all proprietary information and documents provided by the disclosing Party to the receiving Party, either directly or indirectly, in writing, electronically, orally, by inspection of tangible objects, or otherwise unless such information has been explicitly designated by the disclosing Party as not Confidential Information. Confidential Information shall not include information that (i) at the time of use or disclosure by the receiving Party is in the public domain through no fault of, action or failure to act by the receiving Party; (ii) becomes known to the receiving Party from a third-party source on a non-confidential basis whom the receiving Party does not know to be subject to any obligation of confidentiality to the disclosing Party; (iii) was known by the receiving Party prior to disclosure of such information by the disclosing Party to the receiving Party; or (iv) was independently developed by the receiving Party, or on the receiving Party’s behalf, without any use of Confidential Information. Notwithstanding the foregoing, in the event that disclosure of Confidential Information by a receiving Party is made to comply with any request or inquiry of or by any governmental or regulatory authority (any of the foregoing, a “Governmental Requirement”), it is agreed that prior to any such disclosure of such Confidential Information, the receiving Party will, unless such action would violate or conflict with applicable law, provide the disclosing Party with prompt notice of such Governmental Requirement and the Confidential Information so required to be disclosed, so that the disclosing Party may seek an appropriate protective order and/or waive compliance with the provisions of this Agreement. It is further agreed that if, in the absence of a protective order or in the absence of receipt of a waiver hereunder, the receiving Party is nonetheless, in the opinion of the receiving Party’s counsel, compelled by Governmental Requirement to disclose any of such Confidential Information, the receiving Party, after notice to the disclosing Party (unless such notice would violate or conflict with applicable law), may so disclose such Confidential Information as required pursuant to Governmental Requirement without liability hereunder; provided, however, the receiving Party will furnish only that portion of the Confidential Information which the receiving Party, in the opinion of the receiving Party’s counsel, is legally compelled to disclose pursuant to the Governmental Requirement and will exercise reasonable efforts to cooperate with the disclosing Party, at the disclosing Party’s expense, with the disclosing Party’s efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.

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(m) Public Disclosure; Current Report on Form 8-K. Unless otherwise permitted by this Agreement, the Seller and Buyer shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law including, without limitation, the filing of any required SEC documents. In furtherance thereof, the Parties hereby acknowledge and agree that Parent is required to file a Current Report on Form 8-K within four (4) business days after the execution of this Agreement.

8. General Provisions.

(a) Termination. This Agreement shall terminate and the Parties, except as otherwise provided in this Agreement, shall have no further rights or obligations hereunder upon the first to occur of any of the following events: (i) Buyer shall provide Parent with written notice of its election to terminate this Agreement; (ii) at the election of either Party, if the other Party has (A) breached any of its representations, warranties or covenants contained herein or (B) failed to perform any of its material obligations hereunder and has not cured such breach or failure within twenty (20) days after written notice by the other Party thereof; (iii) the expiration of the Option Period; or (iv) the execution of the APA.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to each Party at their addresses set forth at the beginning of this Agreement (or at such other address for a Party as shall be specified by like notice).

(c) Counterparts; Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement. Delivery by fax or electronic image of an executed counterpart of a signature page to the Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, or the validity, legality and enforceability of any one or more of the provisions contained herein shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting and reducing such provision so as to be enforceable to the maximum extent compatible with applicable law.

(e) Entire Agreement; Assignment; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto: (i) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person or entity any rights or remedies hereunder, except as specifically provided in this Agreement; and (iii) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein. No representations, warranties, inducements, promises or agreements, oral or written, by or among the Parties not contained herein shall be of any force of effect. This Agreement and its rights and obligations hereunder may not be assigned without the prior written consent of the Parties.

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(f) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the Parties hereto irrevocably consents to the exclusive jurisdiction of the federal court for the Southern District of New York and the New York State Supreme Court located in New York County, New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and also agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

[SIGNATURE PAGE FOLLOWS.]

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The Parties have executed this Agreement as of the date first set forth above.

SELLERS

PROTEA BIOSCIENCES GROUP, INC.

By:	/s/ Stephen Turner
Stephen Turner, Chief Executive Officer

PROTEA BIOSCIENCES, INC.

By:	/s/ Stephen Turner
Stephen Turner, Chief Executive Officer

PROTEABIO EUROPE SAS

By:	/s/ Daniel Dupret
Daniel Dupret, President

BUYER

BIOPHARMA D’AZUR, INC.

By:	/s/ Matthew Balk
Matthew Balk, President

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